Exhibit 99.1

Pyxis Oncology Reports First Quarter 2025 Financial Results and Provides Business Update

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Announced robust preclinical data supporting the unique three-pronged mechanism of action of micvotabart pelidotin (MICVO, formerly PYX-201), driving anti-tumor activity via direct tumor killing, bystander effect and immunogenic cell death

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On track to report preliminary data from Phase 1 monotherapy expansion cohorts of MICVO for 2L/3L R/M HNSCC patients who have received prior platinum-based chemotherapy and prior PD-(L)1 inhibitor therapy in second half of 2025, and 2L/3L R/M HNSCC patients who have received prior EGFRi and PD-1 inhibitor therapy in first half of 2026

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On track to report preliminary data from Phase 1 trial of MICVO in combination with pembrolizumab targeting multiple tumor types including 1L/2L HNSCC patients in second half of 2025

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Expected cash runway through data milestones and into second half of 2026

BOSTON, May 15, 2025 (GLOBE NEWSWIRE) — Pyxis Oncology, Inc. (Nasdaq: PYXS), a clinical-stage company developing next-generation ADC therapeutics for difficult-to-treat cancers, today reported financial results for the quarter ended March 31, 2025, and provided a business update.

“We are enthusiastic about the progress we are making with micvotabart pelidotin, particularly our recent preclinical data that validate its unique three-pronged mechanism of action and indicate that MICVO monotherapy may be eliciting immune responses in previously unresponsive tumors,” said Lara S. Sullivan, M.D., President, Chief Executive Officer and Chief Medical Officer of Pyxis Oncology. “Our focus remains on delivering durable and efficacious therapies for patients with recurrent or metastatic head and neck squamous cell carcinoma and other advanced solid tumors, building on the tremendous potential of our next generation ADC. We look forward to reporting data from our ongoing Phase 1 trials evaluating MICVO as a monotherapy and in combination with pembrolizumab later this year.”

Pipeline Updates

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Pyxis Oncology presented promising preclinical data at the 2025 American Association for Cancer Research Annual Meeting supporting the unique three-pronged mechanism of action of MICVO driving anti-tumor activity via direct tumor killing, bystander effect and immunogenic cell death. These data further reinforce the potential patient benefit of MICVO as a monotherapy and in combination with an anti-PD-1 therapy.
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MICVO demonstrated broad anti-tumor activity across ten solid tumor indications in PDX models, attributed to EDB+FN target expression, proteolytic activity for MICVO linker cleavage and tumor responsiveness to the cytotoxic Auristatin0101 payload.
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Differential gene expression analysis enabled identification of gene signatures associated with anti-tumor activity.
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Upregulation of certain proteases may contribute to increased linker cleavage and subsequent increased MICVO activity, supporting hypothesis for extracellular mechanism.

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Combining a mouse analog of MICVO with anti-PD-1 therapy inhibited EMT6 tumor growth and improved survival.

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The Company expects to report preliminary data from the Part 2 monotherapy expansion cohorts of the ongoing Phase 1 clinical trial evaluating MICVO in 2L and 3L R/M HNSCC patients who have received prior platinum and PD-1 inhibitor therapy in the second half of 2025 and 2L and 3L R/M HNSCC patients who have received prior EGFRi and PD-1 inhibitor therapy in the first half of 2026. R/M HNSCC continues to be an area of high medical need despite improvements in treatment options.

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Pyxis Oncology anticipates selecting a dose of MICVO in the ongoing Phase 1/2 combination study of micvotabart pelidotin and Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in patients with R/M HNSCC and other advanced solid tumors by mid-year 2025 and reporting preliminary data from the trial in the second half of 2025.

First Quarter 2025 Financial Results

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As of March 31, 2025, Pyxis Oncology had cash and cash equivalents, including restricted cash, and short-term investments, of $106.9 million. The Company believes that its current cash, cash equivalents, and short-term investments will be sufficient to fund its operations into the second half of 2026.

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Research and development expenses were $17.0 million for the quarter ended March 31, 2025, compared to $13.0 million for the quarter ended March 31, 2024. The increase was primarily due to increased clinical trial-related expenses related to monotherapy and combination therapy of micvotabart pelidotin, increase in preclinical and translation work to support clinical development of micvotabart pelidotin and increased manufacturing of drug product and drug substance.

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General and administrative expenses were $5.9 million for the quarter ended March 31, 2025, compared to $8.2 million for the quarter ended March 31, 2024. The decrease was primarily due to lower stock-based compensation costs, lower corporate insurance costs and decrease in legal, professional and consulting fees.

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Net loss was $21.2 million, or ($0.35) per common share, for the quarter ended March 31, 2025, compared to $3.3 million, or ($0.06) per common share, for the quarter ended March 31, 2024. Net loss for the quarter ended March 31, 2024 included total revenues of $16.1 million related to the settlement agreement with Novartis for sale of royalty rights of Beovu® for a one-time amount of $8.0 million and Novartis agreed to forgo its right to reclaim royalties previously paid of $8.1 million to us and Apexigen. Excluding non-cash stock-based compensation expense, the net loss for the quarter ended March 31, 2025 was $17.5 million, compared to net income of $1.1 million for the quarter ended March 31, 2024.

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As of May 14, 2025, the outstanding number of shares of Common Stock of Pyxis Oncology was 61,947,665.

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a clinical stage company focused on defeating difficult-to-treat cancers. The Company is efficiently building next generation therapeutics that hold the potential for monotherapy and combination indications. Its lead candidate, micvotabart pelidotin (MICVO, formerly PYX-201), has been evaluated in ongoing Phase 1 clinical studies in multiple types of solid tumors with a go-forward development focus on treating patients with recurrent and metastatic head and neck squamous cell carcinoma (R/M HNSCC) based on the strength of the HNSCC signal that emerged. Additionally, the Company initiated a Phase 1/2 combination study of MICVO and Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in patients with R/M HNSCC and other advanced solid tumors.

To learn more, visit www.pyxisoncology.com or follow us on X (formerly known as Twitter) and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Part II, Item 1A. of the Company’s Quarterly Report on Form 10-Q filed with SEC on May 15, 2025, and our other filings, each of which is on file with the Securities and Exchange Commission. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Pyxis Oncology Contact

Pamela Connealy

CFO and COO

ir@pyxisoncology.com

PYXIS ONCOLOGY, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues
Royalty revenues	$—	$8,146
Sale of royalty rights	—	8,000
Total revenues	—	16,146
Costs and operating expenses
Cost of revenues	—	475
Research and development	17,044	13,029
General and administrative	5,870	8,247
Total costs and operating expenses	22,914	21,751
Loss from operations	(22,914)	(5,605)
Other income, net:
Interest and investment income	1,241	1,550
Sublease income	515	799
Total other income, net	1,756	2,349
Net loss	$(21,158)	$(3,256)
Net loss per common share - basic and diluted	$(0.35)	$(0.06)
Weighted average shares of common stock outstanding - basic and diluted	61,048,948	51,289,284

PYXIS ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$12,759	$19,473
Marketable debt securities, short-term	92,673	107,458
Restricted cash	1,472	1,472
Prepaid expenses and other current assets	4,967	4,037
Total current assets	111,871	132,440
Property and equipment, net	9,403	9,899
Intangible assets, net	2,544	2,600
Operating lease right-of-use asset	12,049	12,242
Total assets	$135,867	$157,181
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,846	$4,859
Accrued expenses and other current liabilities	10,076	11,371
Operating lease liabilities, current portion	1,508	1,450
Total current liabilities	14,430	17,680
Operating lease liabilities, net of current portion	18,254	18,650
Financing lease liabilities, net of current portion	80	100
Total liabilities	32,764	36,430
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	62	60
Additional paid-in capital	487,706	484,077
Accumulated other comprehensive income	49	170
Accumulated deficit	(384,714)	(363,556)
Total stockholders’ equity	103,103	120,751
Total liabilities and stockholders’ equity	$135,867	$157,181